EXHIBIT 11.1


                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                      COMPUTATION OF NET EARNINGS PER SHARE

                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                                                    Fully
                                                                                   PRIMARY                         DILUTED
Weighted Average Common Shares
outstanding.............................................................         21,286,549                      21,286,549

Convertible debt.........................................................                 -                       2,574,475

Stock options and warrants outstanding...................................         1,826,509                       1,826,509
                                                                              -------------                   -------------

Weighted average shares of common shares outstanding.....................        23,113,058                      25,687,533
                                                                               ============                    ============

Net income ..............................................................     $     214,854                    $    264,638
                                                                              =============                    ============

Earnings per share.......................................................  $           0.01                $           0.01
                                                                           ================                ================